Filed pursuant to Rule 433
File No. 333-133514
Sovereign Bancorp, Inc.
$300,000,000
Senior Floating Rate Notes Due 2010
FINAL TERM SHEET
Dated March 20, 2007

Issuer:	Sovereign Bancorp, Inc.

Ratings:	Baa1/BBB (stable/stable)

Title of the Series:	Senior Floating Rate Notes Due 2010

Total Aggregate Principal Amount Initially Being Issued:	$300,000,000

Issue Price:	100.00%

Net Proceeds (before expenses) to the Issuer:	$299,250,000

Trade Date:	March 20, 2007

Settlement Date:	March 23, 2007 (T+3)

Maturity Date:	March 23, 2010

Note Type:	Senior Unsecured Notes

Minimum Denominations:	$1,000, and integral multiples of $1,000 in excess thereof

Day Count Fraction:	Actual/360

Interest Rate:	3 month LIBOR + 23 bps

Interest Rate Basis:	3 month LIBOR (Telerate page 3750)

Business Day Convention:	Modified Following Business Day Convention

Index Maturity:	90 days

Spread:	23 bps

Interest Payment Dates:	Quarterly on March 23, June 23,
September 23, and December 23,
commencing on June 23, 2007, and at
maturity

Interest Determination Dates:	Second London banking day preceding
the applicable interest reset date

Interest Reset Dates:	March 23, June 23, September 23, and
December 23

Calculation Agent:	BNY Midwest Trust Company

Joint Lead Manager and Sole Bookrunner:	Banc of America Securities LLC

Joint Lead Manager:	Sovereign Securities Corporation, LLC

Co-Manager:	Santander Investment Securities Inc.

CUSIP No.	845905 AX6
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from dg.prospectus_distribution@bofasecurities.com.